                                                                  EXHIBIT 10.3

                      AMENDMENT TO DISTRIBUTION AGREEMENT


      Amendment dated as of April 18, 1994 to the Distribution Agreement originally entered into as of January 6, 1987 as heretofore amended by and between Dreyer's Grand Ice Cream, Inc., a Delaware corporation ("Dreyer's"), Edy's Grand Ice Cream, a California corporation ("Edy's"), Edy's of New York, Inc., a New York corporation ("Edy's - New York") and Ben & Jerry's Homemade, Inc. a Vermont corporation ("Manufacturer").

     WHEREAS, Dreyer's, Edy's, Edy's - New York and Manufacturer desire to amend the Agreement, as previously amended (the "Agreement" or the "Distribution Agreement") as set forth hereinafter.

     NOW THEREFORE, in consideration of the mutual promises of the other, each of the parties hereby agrees to further amend certain provisions of the Agreement, as heretofore amended, as follows:

1.  Change of Control Section.

     Those certain provisions set forth in Sections 2 and 3 of the Second Amendment dated as of August 31, 1992 to the Distribution Agreement (the "Previously Added Change of Control Provisions") shall be amended by adding the following at the end thereof:

     Notwithstanding the foregoing Previously Added Change of Control
Provisions,

     (i) From this date forward, the term "frozen desserts" as used in the phrase a "manufacturer or distributor of frozen desserts which is a significant competitive factor in the United States" which phrase is amended to read "a manufacturer, distributor, marketer, or licensor of frozen desserts which is a significant competitive factor in the United States" shall refer to ice cream, frozen yogurt, sorbet, ices, or other frozen dairy based desserts or other similar nondairy frozen substitutes for such products in either packaged (including bulk) or novelty forms. The term "Significant Competitor" shall mean a manufacturer, distributor, marketer, or licensor of frozen desserts which is such a significant competitive factor for purposes of this agreement.

    (ii)  After the happening of any of the events outlined in Clauses
(a), (b), or (c) immediately below and following written notice by Manufacturer and thirty days following Dreyer's receipt of such notice during which period Dreyer's has not taken actions to successfully keep such events from continuing, such events shall be deemed a change of control for purposes of this agreement, and Manufacturer may terminate the Agreement as specified in the Previously Added Change of Control Provisions. In the event of such termination by the Manufacturer, the Manufacturer shall be entitled to receive the termination payment specified in the Previously Added Change of Control Provisions and Dreyer's shall have the obligation to purchase and resale products of the Manufacturer for the period and upon the terms set forth in the Previously Added Change of Control Provisions, except that the Manufacturer shall have eighteen (18) months instead of nine (9) months within which to give Dreyer's a notice of termination:

       (a) Prior to Manufacturer giving a notice of termination to Dreyer's under this Agreement, Dreyer's directly or indirectly introduces in the United States a super premium product (as defined in the Agreement as amended hereby) of its own, or acquires a super premium product in the United States, other than the Manufacturer's super premium products, or distributes in the United States a super premium product of another person, other than products approved or waived in writing by the Manufacturer or the Manufacturer's own super premium products.

       (b) Within twelve months after Dreyer's gives notice to the Manufacturer to terminate the Agreement without cause, a Significant Competitor currently beneficially owns 2.5 million or more shares of Dreyer's voting stock ( as adjusted for stock splits or similar events) on a fully diluted basis, the event in
            (a) occurs, and Dreyer's realizes $10 million dollars or more in sales of the new super premium products within the twelve month period.

       (c) (1) Either (i) neither T. Gary Rogers ("Rogers") nor William F. Cronk, III ("Cronk") is the Chief Executive Officer of Dreyer's or officer fulfilling the same responsibilities, or (ii) Rogers and Cronk collectively own less than one million shares of Dreyer's voting stock (as adjusted for stock splits or similar events), and
           (2) a Significant Competitor beneficially owns 22% or more of Dreyer's combined voting power on a fully diluted basis; provided, however that the foregoing event shall not be treated as a change of control if it occurs because of the death or disability of Rogers or Cronk or other similar incapacitating event.

       "Fully diluted" shall in each case assume the issuance of all shares issuable upon exercise or conversion of any outstanding options, warrants or other securities or rights irrespective of the exercise conversion or exchange price thereof or any term limiting the current exercisability.

    (iii) The amount of the termination payment payable under the Previously Added Change of Control Provisions shall be for all purposes of the Agreement adjusted by the CPI Index (December 1993 to equal 100 for this purpose).

2.  Definition of Super Premium Products.

     The Agreement shall be amended by adding at the end of Section 2 of the Agreement, as previously amended, a new last paragraph reading as follows:

     "Super premium products ("super premium products") shall be defined as ice cream, frozen yogurt, sorbets, ices or other frozen dessert products whether dairy based or not (although not to include super premium novelties) primarily sold in pint-size containers for a current retail price equal to or greater than an average of $2.19 per pint over a 52 week period adjusted by the CPI Index (December 1993 to equal 100 for this purpose), and including quart or half-gallon sizes of such products".

     Manufacturer agrees that Dreyer's may continue to distribute those Super Premium Products previously approved by manufacturer in writing and, in addition, hereby adds Dole Sorbet to that list of approved exceptions.



3. Performance Clause.

     Section 2 of the Agreement as amended above is hereby further amended by adding at the end thereof the following:

     "If Manufacturer notifies Dreyer's with reasonable specificity that a particular account or group of accounts (excluding grocery stores with three or more cash registers) in a specific market in the Territory is not, in the sole reasonable judgment of Manufacturer, receiving appropriate distribution (i.e. flavors, shelf space, competitive price at the retail level, etc.); Dreyer's shall endeavor to correct the problem. If following ninety (90) days from such notice, Manufacturer is not, in its sole reasonable judgment, satisfied that the problem has been corrected,

Manufacturer may propose a solution (which may or may not involve Dreyer's exclusivity). If, within a reasonable period (generally thirty (30) days), Dreyer's agrees to implement such solution and if Dreyer's in fact implements such solution, the notice shall be of no further effect. If Dreyer's does not so agree to implement such solution or does not in fact implement such solution, Manufacturer shall have the right to terminate Dreyer's distribution rights to such account or group of accounts.

     If, notwithstanding the best efforts of Manufacturer and Dreyer's for at least one hundred twenty (120) days, Dreyer's is unable to obtain authorization to sell, directly or indirectly, to a particular store or chain of stores with three or more cash registers, Manufacturer may utilize alternative distribution for such store or chain of stores."

4.  Miscellaneous.

     The existing terms and conditions of the Agreement as previously amended shall remain in full force and effect except as such terms and conditions are specifically amended by the letter of even date herewith from W.F. Cronk to Charles Lacy or are amended by or conflict with the terms of this Amendment. All capitalized terms used in herein and not otherwise defined shall have the meaning given to those terms in the Agreement. If any provision of this Amendment is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way. This Amendment shall become effective immediately after said letter of even date from W.F. Cronk of Dreyer's to Chuck Lacy of the Manufacturer and both said letter and this Amendment shall become effective upon the acquisition by Nestle USA, Inc. and/or its affiliates (which is agreed to be a Significant Competitor) of three million shares of Dreyer's common stock and a warrant to purchase one million shares of Dreyer's common stock expiring three years from the closing under the Nestle agreement and a warrant to purchase one million shares of Dreyer's common stock expiring five years from the closing under the Nestle agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer.


BEN & JERRY'S HOMEMADE, INC.               DREYER'S GRAND ICE CREAM, INC.



By:  /s/ JERRY GREENFIELD                  By:  /s/ WILLIAM F. CRONK, III
    -----------------------                    ---------------------------


                                           EDY'S GRAND ICE CREAM, INC.



                                           By: /s/ WILLIAM F. CRONK, III
                                               ---------------------------


                                           EDY'S OF NEW YORK, INC.



                                           By: /s/ WILLIAM F. CRONK, III
                                               --------------------------

                    (DREYER'S GRAND ICE CREAM, LETTERHEAD)



                                                                  April 18, 1994

Via Telecopy

Mr. Charles Lacy
President and Chief Operating Officer
Ben & Jerry's Homemade, Inc.
Junction of Routes 2 and 100 South
North Moretown, VT 05660

Dear Chuck:

Notwithstanding any of the change of control provisions in Section 2 of the Second Amendment to Distribution Agreement dated as of January 6, 1987 as amended through the date hereof, you and we agree to apply the 35% combined voting power standard to Nestle USA, Inc. and its affiliates (and not the 22% combined voting power standard) for purposes of such provisions. You and we also agree that all calculations of percentages of combined voting power of securities under the Distribution Agreement shall be made on a fully diluted basis (that is, assuming issuance of all shares issuable upon exercise or conversion of any outstanding options, warrants or other securities or rights irrespective of the exercise, conversion or exchange price thereof or any term limiting the current exercisability).

If the above reflects your understanding please so indicate in the space provided below, returning one copy to my attention.

                                                            Most sincerely,

                                                            /s/  W. F. CRONK

                                                            W. F. Cronk
                                                            President

Agreed to and Accepted:

BEN & JERRY'S HOMEMADE, INC.




    /s/ JERRY GREENFIELD
- - ------------------------------
By: Jerry Greenfield
Its: Vice Chairman